Exhibit 99.1

Media/Investor Contact: Anne Erickson Executive Director Halozyme Therapeutics 858-704-8264 aerickson@halozyme.com

HALOZYME REPORTS FOURTH QUARTER AND YEAR END 2011 FINANCIAL RESULTS

AND PROVIDES GUIDANCE FOR 2012

Company Announces Roche Submission of a Line Extension Application for Subcutaneous

Herceptin, Triggering a $4 Million Milestone Payment

SAN DIEGO, March 9, 2012 – Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the quarter and year ended December 31, 2011, and announced that Roche has submitted a Line Extension Application to the European Medicines Agency (EMA) for a subcutaneous (SC) formulation of Herceptin® (trastuzumab) to treat patients with HER2-positive breast cancer. The filing of the application triggers a $4 million milestone payment to Halozyme under the License and Collaboration Agreement between Halozyme and Roche.

“2011 was a year of high productivity at Halozyme. We made significant progress advancing all of our product candidates, including ones that could improve patient care in oncology, diabetes, and dermatology,” said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme. “The European regulatory filing for subcutaneous Herceptin is particularly exciting as it could represent a more convenient treatment option for many women with this life-threatening disease.”

Fourth Quarter Highlights

Highlights of Halozyme’s fourth quarter and recent activities include:

Proprietary Programs

•	Presented data from two Phase 1 studies which indicate pegylated rHuPH20 (PEGPH20) can favorably alter the tumor stroma of hyaluronin-rich tumors.

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Began a Phase 2 clinical trial with PEGPH20 in patients with advanced pancreatic cancer to study the safety, tolerability, and efficacy of gemcitabine (a chemotherapeutic) plus PEGPH20 compared to gemcitabine plus placebo.

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Announced positive results from two Phase 2 clinical trials of ultrafast Analog-PH20 (analog insulin + rHuPH20) in patients with Type 1 and Type 2 diabetes. Both trials met their primary endpoint of non-inferiority of A1C compared to the insulin analog comparator, with superior reductions in post-prandial glucose excursions in the Analog-PH20 arms. The data from the trials indicate that, compared to insulin analog alone, Analog-PH20 use resulted in a greater than 50% increase in the proportion of patients able to consistently achieve the American Association of Clinical Endocrinologists guideline targets for post-prandial glucose at both one and two hours after meals.

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Announced positive results from a Phase 1b trial indicating that pre-administration of 150 units of rHuPH20 prior to the start of three days of NovoLog® insulin aspart pump infusion therapy led to consistent insulin exposure over the infusion set life and superior glucose control following meals.

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Presented data from a Phase 1/2 trial of HTI-501 (an investigational, conditionally active recombinant human cathepsin) in female patients with fibrosclerotic panniculopathy, more commonly known as cellulite. No serious or severe adverse events were reported in the ongoing Phase 1 portion of the trial. These data support commencement of the Phase 2 trial.

Partnered Programs

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Announced that Roche has submitted a Line Extension Application to the EMA for subcutaneous Herceptin to treat patients with HER2-positive breast cancer. Herceptin SC uses Halozyme’s Enhanze™ technology which enables the injection of a large volume of medication to be administered subcutaneously (under the skin) and may result in faster administration times versus intravenously (IV) administered Herceptin.

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Announced positive results from Roche’s Phase 3 trial that showed women with HER-2 positive early breast cancer who received Herceptin SC experienced comparable results to Herceptin given as an IV infusion. The full data set from this trial is scheduled to be presented by Roche at the European Breast Cancer Conference (EBCC) on March 23rd in Vienna, Austria.

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Baxter presented long-term clinical data on HyQ (Immune Globulin + rHuPH20), proposed brand name HyQvia, indicating the investigational therapy continued to demonstrate favorable safety and activity during the extension phase.

•	Announced positive top-line data from a Phase 2 study that suggest rHuPH20 enhances the delivery and absorption of Cinryze® (C1 esterase inhibitor [human]) in subjects with hereditary angioedema.

Fourth Quarter and Year End 2011 Financial Results

The net loss for the fourth quarter of 2011 was $18.4 million, or $0.18 per share, compared with a net loss for the fourth quarter of 2010 of $16.9 million, or $0.17 per share. The net loss for the year ended December 31, 2011 was $19.8 million, or $0.19 per share, compared to a net loss of $53.2 million, or $0.56 per share, for the comparable period in 2010.

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Revenues for the fourth quarter of 2011 were $2.4 million, compared to $3.6 million for the fourth quarter of 2010. Revenues in the fourth quarter of 2011 also consisted of the amortization of upfront payments received from Baxter and Roche of $0.6 million and research and development reimbursements from Baxter and Roche of $1.2 million.

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Research and development expenses for the fourth quarter of 2011 were $14.9 million, compared with $15.9 million for the fourth quarter of 2010, primarily due to a decrease in clinical trial activities, partially offset by an increase in manufacturing activities.

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Selling, general and administrative (SG&A) expenses for the fourth quarter of 2011 were $5.9 million, compared to $4.6 million for the fourth quarter of 2010. The increase for SG&A results from higher marketing and market research expenses during the quarter.

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Cash and cash equivalents were $52.8 million as of December 31, 2011, compared with $83.3 million as of December 31, 2010 and $66.3 million as of September 30, 2011. Net cash used in the fourth quarter of 2011 was approximately $13.5 million. In February, the Company raised approximately $82 million through an underwritten public offering of 7,820,000 shares of its common stock.

Financial Outlook for 2012

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For 2012, operating expenses are expected to grow at a mid-teens growth rate, compared to 2011, due to increased costs in manufacturing, clinical trials, marketing, and reimbursable partner-related costs. Excluding a recent financing, with net proceeds of approximately $82 million, the Company expects net cash burn to be between $50 and $55 million.

Conference Call

Halozyme will webcast its Quarterly Update and Year End Conference Call today at 8:00 a.m. ET/5:00 a.m. PT. Gregory I. Frost, Ph.D., Halozyme’s President and Chief Executive Officer, will lead the call. During the call, the Company plans to provide further details underlying its fourth quarter and full year end 2011 financial results. To access the webcast, please log on to www.halozyme.com approximately fifteen minutes prior to the call to register, download, and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available shortly after the call by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using account number 367 and replay ID number 390311.

Upcoming Corporate Presentations

Halozyme is scheduled to present at two upcoming investor conferences.

•	24th Annual Roth Conference in Dana Point on March 14, 2012 at 12:30 p.m. ET/9:30 a.m. PT. Kurt Gustafson, Chief Financial Officer of Halozyme Therapeutics, will provide a corporate overview.

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Barclays Capital 2012 Global Healthcare Conference in Miami on March 14, 2012 at 4:15 p.m. ET/1:15 p.m. PT. Gregory I. Frost, Ph.D., President and Chief Executive Officer of Halozyme Therapeutics, will provide a corporate overview.

The presentations will be webcast through the “Investors” section of Halozyme’s corporate website at www.halozyme.com, and recordings will be made available for 90 days following the events. To access the live webcasts, please log on to Halozyme’s website approximately fifteen minutes prior to the presentations to register and download any necessary audio software.

About Halozyme

Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company’s research focuses primarily on a family of human enzymes, known as hyaluronidases, that increase the absorption and dispersion of biologics. Halozyme’s pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements including, without limitation, statements concerning our anticipated financial results for 2012 (including operating expense and cash burn) and potential benefits and attributes of our product candidates. These statements involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures, clinical trial results, delays in development and regulatory review, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

Halozyme Therapeutics, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
REVENUES:
Product sales	$348,280	$200,078	$1,836,102	$895,518
Revenues under collaborative agreements	2,062,886	3,372,446	54,250,334	12,728,597

Total revenues	2,411,166	3,572,524	56,086,436	13,624,115

OPERATING EXPENSES:
Cost of product sales	56,159	888,870	257,834	985,283
Research and development	14,916,205	15,933,029	57,563,470	51,773,504
Selling, general and administrative	5,866,921	4,634,392	18,104,073	15,122,960

Total operating expenses	20,839,285	21,456,291	75,925,377	67,881,747

OPERATING LOSS	(18,428,119)	(17,883,767)	(19,838,941)	(54,257,632)

OTHER INCOME, NET:
Interest income, net	7,521	17,287	63,530	49,015
Other income, net	4,983	972,806	5,560	966,967

Total other income, net	12,504	990,093	69,090	1,015,982

NET LOSS	$(18,415,615)	$(16,893,674)	$(19,769,851)	$(53,241,650)

Basic and diluted net loss per share	$(0.18)	$(0.17)	$(0.19)	$(0.56)

Shares used in computing basic and diluted net loss per share	103,406,407	100,337,075	102,566,089	94,357,695

Halozyme Therapeutics, Inc.

Unaudited Condensed Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS

Current assets:

Cash and cash equivalents	$52,825,527	$83,255,848

Accounts receivable	2,262,465	2,328,268

Inventory	567,263	193,422

Prepaid expenses and other assets	8,332,242	3,720,896

Total current assets	63,987,497	89,498,434

Property and equipment, net	1,771,048	1,846,899

Total Assets	$65,758,545	$91,345,333

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$7,556,859	$3,820,368

Accrued expenses	5,615,574	8,605,569

Deferred revenue	4,129,407	2,917,129

Total current liabilities	17,301,840	15,343,066

Deferred revenue, net of current portion	36,754,583	55,176,422

Deferred rent, net of current portion	802,006	474,389

Stockholders’ equity:

Common stock	103,990	100,581

Additional paid-in capital	255,817,772	245,502,670

Accumulated deficit	(245,021,646)	(225,251,795)

Total stockholders’ equity	10,900,116	20,351,456

Total Liabilities and Stockholders’ Equity	$65,758,545	$91,345,333

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